EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-54612 and Form S-3ASR No. 333-163417) pertaining to the Holly Corporation Long-Term Incentive Compensation Plan and to the sale of common stock on behalf of a selling stockholder, and in the related Prospectuses of our reports dated February 26, 2010 with respect to the consolidated financial statements of Holly Corporation and the effectiveness of internal control over financial reporting of Holly Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2009.
/s/ ERNST & YOUNG LLP
Dallas, Texas
February 26, 2010